333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Scott Sutton	Date	May 12, 2021
Telephone:	+1-224-343-5538	Email:	scott.sutton@lasalle.com

JLL Income Property Trust
Acquires Luxury Apartment Community in Suburban Boston
Chicago (May 12, 2021) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $3.6 billion in portfolio assets and 86 properties, announced today the acquisition of Princeton North Andover, a 192-unit, luxury apartment community in the affluent north-Boston suburb of North Andover, Massachusetts. The purchase price was $72.5 million.

“This addition to our growing apartment portfolio fits extremely well with our strategy to invest in amenity-rich, newer communities with high barriers to entry for new competition,” noted Allan Swaringen, JLL Income Property Trust President and CEO. “North Andover’s strict limits on future multifamily development, higher single-family home prices and educated workforce create an environment where luxury apartment communities will continue to be in-demand and should be attractive long-term investments within our diversified portfolio.”
Suburban Boston is listed as an “overweight” market and ranked in the top five markets, according to LaSalle’s Research & Strategy Group’s proprietary national market tracking database. Greater Boston boasts a highly educated labor market given the number of higher education institutions located in and around the city. This workforce supports Boston’s established and growing technology, biotech, and pharmaceutical employment sectors and subsequently drives demand for high-end housing. Princeton North Andover is located in the North Essex County submarket, which boasts an extremely low vacancy rate of 2.2 percent.

North Andover upholds one of the strongest demographic profiles of all surrounding towns, with an average household income of more than $160,000, an average home sale price of more than $700,000, and a public school system that ranks in the top 25 percent state wide, according to Niche.com. JLL income Property Trust’s acquisition of Princeton North Andover on an off-market basis was at approximately $375,000 per unit.

Constructed in 2019, Princeton North Andover features luxury unit finishes and provides residents with a robust community amenity package including a fitness center, pool, yoga studio, outdoor grilling areas, and resident clubhouse. The property also offers rare suburban walkability with nearby live-work-play amenities including retail, restaurants, and a commuter rail station just two miles away. Located less than two miles from I-495 and a short drive from I-93, Princeton North Andover offers convenient access to an abundance of suburban employment as well as Downtown Boston.

JLL Income Property Trust’s aggregate apartment allocation is now over $1.1 billion, with 4,034 apartment units across 17 communities representing 33 percent of the $3.6 billion, 86-property portfolio.
###

About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $71 billion of assets in private and public real estate property and debt investments as of Q4 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com, and LinkedIn.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.